Exhibit 10.2
SI-BONE, Inc.
2025 Non-Employee Directors’ Compensation Policy
Approved by the Board of Directors

Adopted on June 5, 2025

    Each member of the Board of Directors (the “Board”) who is not also serving as an employee of SI-BONE, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Directors’ Compensation Policy (the “Director Compensation Policy”) for his or her Board service. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

    Each Eligible Director shall receive the cash compensation described below. The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainer fees are vested upon payment.

1.    Annual Board Service Retainer: $45,000 payable in cash (“Annual Retainer”)

2.    Annual Committee Member / Chair Service Retainer:
a.    Member / Chairperson of the Audit Committee: $10,000 / $20,000
b.    Member / Chairperson of the Compensation Committee: $7,500 / $15,000
c.    Member / Chairperson of the N&CG Committee: $5,000 / $10,000
d.    Chair of the Board: $45,000

3.    Annual Lead Independent Director Service Retainer:
a.    Lead Independent Director: $5,000

Equity Compensation

    The equity compensation set forth below will be granted under the SI-BONE, Inc. 2018 Equity Incentive Plan (the “Plan”), and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Eligible Directors. Any stock options granted under the Director Compensation Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). Any RSU grant provided for by this Director Compensation Policy that vests quarterly shall have quarterly vesting dates of March 15, June 15, September 15 and December 15 (the “Quarterly Vesting Dates”), and any RSU Grant that vests annually shall vest on the earlier to occur of the one-year anniversary of the date of grant or the Company’s next Annual General Meeting of its stockholders.

    1.

1.    Initial Share Grant: Upon first election to the Board, each Eligible Director will be granted, upon approval by the Board or Compensation Committee of the Board, restricted stock units having a value of $300,000 based on the 30-day trailing average of the Company’s closing stock price (the “Initial RSU Grant”). The Initial RSU Grant will vest quarterly over three years beginning on the Quarterly Vesting Date that follows the date of grant, such that the Initial RSU Grant will be fully vested on the next Quarterly Vesting Date that follows the third anniversary of the Eligible Director’s first election to the Board, subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Initial RSU Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction.

2.    Additional RSU Grants: The Compensation Committee may review and approve additional equity grants to Eligible Directors on the date of each subsequent annual meeting. At the first Board meeting held following the Company’s annual stockholder meeting, each incumbent Eligible Director shall receive an annual RSU grant having an approximate value of $150,000 based on the 30-day trailing average of the Company’s closing stock price, which will vest approximately one year from the grant date (the “Additional Annual RSU Grant”), subject to the Eligible Director’s Continuous Service on each applicable vesting date. In addition, in the event of a Change in Control or a Corporate Transaction, any unvested portion of the Additional Annual RSU Grant will fully vest and become exercisable as of immediately prior to the effective time of such Change in Control or Corporate Transaction, subject to the Eligible Director’s Continuous Service on the effective date of such transaction. With respect to any person who first becomes an Eligible Director after the annual stockholder meeting of the preceding year, the Additional Annual RSU Grant shall be prorated based on the portion of the 12-month period prior to the annual stockholder meeting that such person served as an Eligible Director. By way of example, if an Eligible Director joins the Board on March 15 and the annual stockholder meeting is held June 15, s/he would receive an Additional Annual RSU Grant having an approximate value of $30,000 based on the 30-day trailing average of the Company’s closing stock price.
Annual Pay Limit

The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director with respect to any calendar year, including equity compensation awards granted and cash fees paid by the Company to such Eligible Director, will not exceed (i) $750,000 in total value or (ii) in the event such Eligible Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Philosophy
    The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis on or about the date of the Company’s Annual General Meeting of its stockholders. The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of the Company, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.
    2.

    Under the Director Compensation Policy, Eligible Directors receive cash compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.
    3.